AGREEMENT OF MERGER
                                       OF
                                  ZAPWORLD.COM
                           (a California corporation)
                                       AND
                              ZAP SANTA CRUZ, INC.
                           (a California corporation)
--------------------------------------------------------------------------------

THIS AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of January 20, 2000 by and between Zapworld.com, a California corporation doing business at 117 Morris Street, Sebastopol, California 95472 ("Zapworld") and Zap Santa Cruz, Inc., a California corporation doing business at 131 Center Street, #2 Santa Cruz, California 95061 ("Zap Santa Cruz").

         WHEREAS, the respective Boards of Directors of Zapworld and Zap Santa Cruz, in light of, and subject to, the terms and conditions in that certain Agreement and Plan of Reorganization, dated January 20, 2000, between Zapworld and Zap Santa Cruz (the "Reorganization Agreement"), deem it advisable and in the best interests of each of such corporations and their respective shareholders that Zap Santa Cruz be merged with and into Zapworld.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants set for the herein, and intending to be legally bound hereby, Zapworld and Zap Santa Cruz hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

         1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and California Law, Zap Santa Cruz shall be merged with and into Zapworld. After the merger, the separate corporate existence of Zap Santa Cruz shall cease and Zapworld shall continue as the surviving corporation.

         1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 9.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than one (1) business day following satisfaction or waiver of the conditions set forth in Article VI, at the law offices of Evers & Hendrickson, LLP, 155 Montgomery Street, 12th Floor, San Francisco, California 94104, unless another place or time is agreed to by Zapworld and the Zap Santa Cruz. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing an Agreement of Merger, in substantially the form attached hereto as Exhibit A (the "Agreement of Merger"), with the Secretary of State of the State of California, in accordance with the relevant provisions of California Law (the time of acceptance by the Secretary of State of California of such filing being referred to herein as the "Effective Time"). The parties currently intend that the Closing Date will occur on or prior to January 20, 2000.

         1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of California Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, power and franchises of Zap Santa Cruz shall vest in Zapworld and all debts, liabilities and duties of Zap Santa Cruz shall become the debts, liabilities and duties of the Zapworld.

         1.4 Articles of Organization; Bylaws. The Bylaws of Zapworld, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Zapworld after the merger of Zap Santa Cruz into Zapworld.

         1.5 Directors and Officers. The officers and directors of Zap Santa Cruz shall no longer hold office immediately after the Effective Time, and the officers and directors of Zapworld before the Effective Time shall be the respective officers and directors of Zapworld after the Effective Time, each to hold office in accordance with the Articles of Organization and Bylaws of Zapworld.

         1.6 Effect of Merger on Zap Santa Cruz Capital Stock. At the Effective Time, all shares of Zap Santa Cruz Capital Stock ("Company Capital Stock") and any right to acquire any shares of Zap Santa Cruz Capital Stock, including any options or warrants issued and outstanding, whether or not vested, shall cease to exist.

         1.7 Effect of Merger on Zapworld Common Stock. The shares of Zapworld outstanding immediately prior to the Effective Time shall remain issued and outstanding immediately thereafter and shall be unaffected by the transaction described herein.

         1.8 Aggregate Shares to be Issued. As consideration for the transactions described herein, Zapworld shall issue to the holders of Zap Santa Cruz, shares of Zapworld Common Stock. The aggregate number of shares of Common Stock that Zapworld shall issue to the holders of Zap Santa Cruz is 8,803 (Eight Thousand Eight Hundred and Three).

         1.9 Allocation and Fractional Shares.

         (1) Allocation. The allocation of shares of Zapworld Common Stock set forth in this Agreement shall be adjusted to reflect the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Zapworld Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Zapworld Common Stock occurring after the date hereof and prior to the Effective Time.

         (2) Fractional Shares. No fraction of a share of Zapworld Common Stock will be issued at the Effective Time, but in lieu thereof, each holder of Zap Santa Cruz Stock who would otherwise be entitled to a fraction of a share of Zapworld Common Stock (after aggregating all fractional shares of Zapworld Common Stock to be received by such holder) shall be entitled to receive from Zapworld an amount of cash (rounded to the nearest whole cent) equal to the product of: (i) such fraction, multiplied by; (ii) the average closing price of a share of Zapworld Common Stock as reported on the OTC Bulletin Board for the 30-day period ending three days prior to the Closing Date or, if any such day there are no sales reported, the average of the closing bid and ask prices for Zapworld Common Stock reported on that date.

         1.10 Surrender of Certificates.

         (1) Exchange Agent. The Corporate Secretary of Zapworld shall serve as the exchange agent (the "Exchange Agent") in the Merger.

         (2) Zapworld to Provide Common Stock. Promptly after the Effective Time, Zapworld shall make available to the Exchange Agent for exchange in accordance with this Article I, a valid check in the amount of $25,000 and the aggregate number of shares of Zapworld Common Stock issuable pursuant to Section 1.8, in exchange for all outstanding shares of Zap Santa Cruz Common Stock.

         (3) Zap Santa Cruz to Deliver all Its Outstanding Stock. Promptly after the Effective Time, Zap Santa Cruz shall deliver to the Exchange Agent all share certificates of Zap Santa Cruz Common Stock outstanding as of the Effective Time.

         1.11 No Further Ownership Rights in Zap Santa Cruz Capital Stock. All shares of Zap Santa Cruz Common Stock issued shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Zapworld Common Stock, and after the Effective Time there shall be no further registration of transfers on the records of the Zap Santa Cruz of shares of Zap Santa Cruz Common Stock which were outstanding immediately prior to the Effective Time.

         1.12 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest Zapworld with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Zap Santa Cruz, the officers and directors of the Zapworld are fully authorized in the name of Zap Santa Cruz to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                                  MISCELLANEOUS

         2.1 Termination of Agreement and Plan of Reorganization.
Notwithstanding the approval of this Agreement by the shareholders of Zapworld and Zap Santa Cruz, this Agreement shall terminate forthwith in the event that the Reorganization Agreement shall be terminated as therein provided.

         2.2 Amendment. This Agreement shall not be amended except by an instrument in writing signed on behalf of each of the parties hereto.


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

         2.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one agreement.

         2.4 Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect by the laws of the State of California.


IN WITNESS WHEREOF, the parties have executed this Agreement.


Zapworld.com

By:            /s/ Gary Starr
        -------------------------------

Name:     Gary Starr

Title:    President

By:           /s/ William Evers
       -------------------------------

Name:     William Evers

Title:    Assistant Secretary



Zap Santa Cruz, Inc.

By:           /s/ Michael F. Sarka
          -----------------------------

Name:     Michael F. Sarka

Title:    President

By:           /s/ Rosemary Sarka
          ----------------------------

Name:     Rosemary Sarka

Title:    Secretary



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